Exhibit 4.7

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

Tricon Residential Inc. (the “Company”)

7 St. Thomas Street, Suite 801

Toronto, ON

M5S 2B7

Item 2.	Date of Material Change

July 30, 2021

Item 3.	News Release

Attached as Schedule “A” is a copy of the news release relating to the material change, which was disseminated on July 30, 2021 through the newswire services of CNW Group and filed on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

Item 4.	Summary of Material Change

On July 30, 2021, the Company announced that it intends to redeem in full all of its currently outstanding 5.75% extendible convertible unsecured subordinated debentures due March 31, 2022 (the “Debentures”) and has issued a notice of such redemption to the holders of the Debentures.

Item 5.	Full Description of Material Change

For a full description of the material change, please see Schedule “A” attached hereto.

Item 6.	Reliance on Subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7.	Omitted Information

Not applicable.

Item 8.	Executive Officer

The name and business telephone number of the officer of the Company who can answer questions regarding this material change report is as follows:

Wissam Francis

EVP & Chief Financial Officer

Tel: 416-323-2484

Item 9.	Date of Report

July 30, 2021

2

SCHEDULE “A”

NEWS RELEASE

(see attached)

3

Not for distribution to U.S. Newswire services or for distribution in the United States.

Tricon Announces Redemption of 5.75% Extendible Convertible Unsecured Subordinated Debentures

Toronto, Ontario – July 30, 2021 – Tricon Residential Inc. (“Tricon” or the “Company”) (TSX:TCN), an owner and operator of single-family rental homes and multi-family rental apartments in the United States and Canada, announced today that it has issued a notice of redemption to the holders of its 5.75% extendible convertible unsecured subordinated debentures due March 31, 2022 (the “Debentures”), representing a redemption in full of all of the currently outstanding Debentures. The Debentures will be redeemed on September 9, 2021 (the “Redemption Date”), in accordance with their terms, at a total redemption price of US$1,000 plus accrued and unpaid interest of US$25.52 up to but excluding the Redemption Date, both per US$1,000 principal amount. The redemption price has been determined in accordance with the provisions of the Indenture. Tricon intends to satisfy the redemption price through the issuance of common shares in the capital of Tricon (“Common Shares”) at 95% of the U.S. dollar equivalent of the 20-day weighted average trading price of the Common Shares on the fifth trading day preceding the Redemption Date, with cash to be paid for the accrued and unpaid interest on the Debentures and in lieu any fractional Common Shares that would otherwise be issued.

The Debentures have a conversion price of US$10.46 (C$13.02) per Common Share, which is lower than the current trading price of the Common Shares. Accordingly, at current trading prices, holders of Debentures have an economically advantageous opportunity to convert their Debentures to Common Shares prior to the Redemption Date and may do so in accordance with the terms of the indenture dated March 17, 2017 with respect to the Debentures (the “Indenture”). Registered holders of Debentures that wish to convert must provide written notice of conversion to TSX Trust Company prior to September 8, 2021, being the last business day immediately preceding the Redemption Date. Non-registered holders of Debentures that wish to convert should contact their respective brokerage firm or financial institution well in advance of this deadline to ensure sufficient time to comply with internal deadlines for the redemption process.

Non-registered holders (banks, brokerage firms or other financial institutions) that maintain their interests in the Debentures through CDS & Co. (“CDS”) should contact their CDS customer service representative with any questions about the redemption or conversion. Alternatively, beneficial holders with any questions about the redemption or conversion should contact their respective brokerage firm or financial institution holding interests in the Debentures through CDS on their behalf and comply with all internal redemption processes they may have.

Notices of redemption are being delivered today to TSX Trust Company, the Debenture trustee and to CDS. For more information, holders of Debentures should refer to the redemption notice delivered to them.

Subject to prior regulatory approval, Tricon intends to have the Debentures de-listed from the Toronto Stock Exchange following their redemption.

About Tricon Residential Inc.

Tricon Residential is an owner and operator of a growing portfolio of over 33,000 single-family rental homes and multi-family rental apartments in the United States and Canada with a primary focus on the U.S. Sun Belt. Our commitment to enriching the lives of our residents and local communities underpins Tricon’s culture and business philosophy. We strive to continuously improve the resident experience through our technology-enabled operating platform and innovative approach to rental housing. At Tricon Residential, we imagine a world where housing unlocks life’s potential. For more information visit www.triconresidential.com.

For further information, please contact:

Wissam Francis EVP & Chief Financial Officer Tel: 416-323-2484 Email: wfrancis@triconcapital.com	Wojtek Nowak Managing Director, Capital Markets Tel: 416-925-2409 Email: wnowak@triconcapital.com

* * * *

Certain statements contained in this news release are forward-looking statements and are provided for the purpose of presenting information about management’s current expectations and plans relating to the future. Readers are cautioned that such statements may not be appropriate for other purposes. These forward-looking statements include statements regarding: the redemption of the Debentures, the issuance of Common Shares as payment of the redemption price, the payment of cash in respect of interest and fractional shares and the anticipated de-listing of the Debentures. In some cases, forward-looking information can be identified by such terms as “will”, “would”, “anticipate”, “anticipated”, “expect” and “expected”. The forward-looking statements in this news release are based on certain assumptions, including assumptions that all required regulatory approvals will be obtained on the necessary terms in a timely manner; and that Tricon will, on the redemption date, meet all of the required terms and conditions of the Debentures (including those set forth in the applicable debenture indenture) in order to effect the redemption on the terms currently contemplated (which includes assumptions respecting trading prices of the Common Shares), as well as with respect to the impact of COVID-19 on the Company’s operations, business and financial results. Such statements are subject to significant known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those expressed or implied by such statements and, accordingly, should not be read as guarantees of future performance or results and will not necessarily be accurate indications of whether or not such results will be achieved. Such risks include the risks described in the Company’s current annual information form and interim management’s discussion and analysis, available on SEDAR at www.sedar.com, which risks may be dependent on market factors and not entirely within the Company’s control. Although management believes that it has a reasonable basis for the expectations reflected in these forward-looking statements, actual results may differ from those suggested by the forward-looking statements for various reasons. These forward-looking statements reflect current expectations of the Company as at the date of this news release and speak only as at the date of this news release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements except as may be required by applicable law.

The economic advantage for holders of Debentures to convert to Common Shares is based on the current trading price of Common Shares as of the date hereof. If the conversion price becomes greater than 95% of the U.S. dollar equivalent of the 20-day weighted average trading price of the Common Shares on the fifth trading day preceding the Redemption Date, holders of Debentures will no longer have an economic advantage to convert their Debentures prior to the Redemption Date. Tricon does not undertake any obligation to update this news release if these circumstances change.